Exhibit 99.1

Electric City Corp. Reports First Quarter 2003 Results

Strongest Consolidated Results Since January of 2000

ELK GROVE VILLAGE, IL, May 15, 2003 / PR Newswire/ - Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy saving technologies and custom electric switchgear, today announced its results for the quarter ended March 31, 2003.  The Company reported that its consolidated loss before cumulative effect of accounting change for the first quarter of 2003 declined 27.5% to $1,244,329 or $0.06 per share from $1,707,198 or $0.08 per share earned in the first quarter of 2002.  The net loss available to common shareholders was $2,078,321 or $0.06 per share for the quarter ended March 31, 2003 as compared to $6,489,682 or $0.21 per share for the first quarter of 2002.  The first quarter of 2002 results included a charge of $4,103,872 or $0.13 per share for the cumulative effect of accounting change related to the adoption of SFAS 142.  Consolidated net revenue for the first quarter decreased 18.7% to $2,548,644 as compared to $3,135,993 for the same period in 2002.

“We are extremely satisfied with our first quarter results,” commented John Mitola, Electric City’s CEO.  “Our revenue rebounded from a weak fourth quarter, despite the current economy, and we continued to make progress in reducing our SG&A costs, both of which contributed to our best operating performance to date.  We believe that the company is well positioned to take advantage of the increase in revenue we expect to realize as we continue to execute our sales plan and as our recently announced VNPP® program with Commonwealth Edison begins to kick in later this year.”

“Facing a war in Iraq and continuing challenges of the general economy, we have taken significant steps to manage our costs and our business plan in order to continue to move toward profitability,” added Jeff Mistarz, CFO Electric City.  “In the first quarter, we delivered the strongest operating results we have realized since our management team came on board in January 2000 and we began this multi-year growth plan.  We also produced a significant improvement in bottom line quarter over quarter.  Much of this improvement was derived from our continued fine-tuning of our S,G&A which resulted in a 40% reduction in these costs from the first quarter 2002.”

In reviewing accomplishments for the first quarter of 2003, Electric City management outlined significant milestones achieved during the period:

•                  Strongest consolidated operating income since January 2000.

•                  Announcement of the 50 MW Virtual “Negawatt” Power (VNPP®) system development agreement with Commonwealth Edison. This program with Commonwealth Edison is projected to generate approximately $25 million in revenue over its term and involve the sale of roughly 1,500 EnergySaver units.

•                  Continued strengthening of the Company’s balance sheet through additional equity placements including follow-on investments by two of the Company’s existing investors.

•                  Announcement of a $2.4 million building automation project for O’Hare Airport.

•                  A 40% reduction in SG&A from the same period last year in response to ongoing concerns over the general economy.

•                  Continuation of several important new and repeat customer projects.

A full analysis of the quarter’s results is available in the Company’s 10-QSB.

About Electric City Corp.

Electric City Corp. is a leading developer, manufacturer and integrator of energy savings technologies, custom electric switchgear and building automation systems.  The Company currently markets the EnergySaver™, GlobalCommander® and LightMaster™ energy conservation technologies, as well as electrical switchgear, distribution panels and a full line of Building Automation Systems.  Electric City is based in Elk Grove Village, Illinois and is traded on The American Stock Exchange under the symbol ELC.  Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

Investor Relations Contact:  Glen Akselrod, The Stockpage, Telephone 800-797-5683, e-mail glen@thestockpage.com

Media Contact: Julie Shepherd, Accentuate, Telephone 847-669-0633, e-mail: jshepherd11@yahoo.com

FORWARD LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include those related to the Company’s timing of large scalable customer projects, execution of its 50 MW VNPP project with ComEd and implementation of growing backlog mentioned above.  Other risks are referenced in Electric City’s current Annual Report on form 10-KSB or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.